Exhibit 5.1

December 6, 2012

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, CA 92626

RE:	Registration Statement on Form S-3
for the Registration of 4,962,556 shares of common stock of Pacific Mercantile Bancorp

Ladies and Gentlemen:

We have served as legal counsel in connection with the preparation of your Registration Statement on Form S–3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by certain selling shareholders (the “Selling Shareholders”) of an aggregate of 4,201,278 shares (the “Shares”) of common stock, without par value, of Pacific Mercantile Bancorp, a California corporation (the “Company”) sold and issued by the Company to certain of the Selling Shareholders and an aggregate of 761,278 shares (the “Warrant Shares”) of common stock underlying warrants (the “Warrants”) sold and issued by the Company to the Selling Shareholders.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. With regard to our opinion regarding the Warrant Shares to be issued upon exercise of the Warrants after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Based on such examination and the foregoing, and in reliance thereon, we advise you that, in our opinion (i) the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the state of California as in effect on the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Respectfully submitted,

/s/ STRADLING YOCCA CARLSON & RAUTH